Exhibit 99.1
Essential Properties Realty Trust, Inc. Increases Quarterly Dividend to $0.27 per Share, a 3.8% Increase Over Prior Quarter

June 6, 2022

PRINCETON, N.J.—(BUSINESS WIRE)—Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.27 per share of common stock for the second quarter of 2022. On an annualized basis, this dividend of $1.08 per share of common stock represents an increase of $0.04 per share over the previous annualized dividend. The dividend is payable on July 14, 2022 to stockholders of record as of the close of business on June 30, 2022.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of March 31, 2022, the Company’s portfolio consisted of 1,545 freestanding net lease properties with a weighted average lease term of 13.9 years and a weighted average rent coverage ratio of 3.8x. In addition, as of March 31, 2022, the Company’s portfolio was 100.0% leased to 323 tenants operating 461 different concepts in 16 industries across 46 states.

Investor/Media:
Essential Properties Realty Trust, Inc.
Daniel Donlan
Senior Vice President, Capital Markets
609-436-0619
info@essentialproperties.com
Source: Essential Properties Realty Trust, Inc.